Exhibit 4.12
SECOND SUPPLEMENTAL INDENTURE
     This Supplemental Indenture, dated as of February 10, 2010 (this “Supplemental Indenture” or “Note Guarantee”), among Edge Petroleum Exploration Company (“EPEC”), Miller Exploration Company (“Miller”), Edge Petroleum Operating Company, Inc. (“EPOC”), Edge Petroleum Production Company (“EPPC”), Miller Oil Corporation (“Miller Oil”, and together with EPEC, Miller, EPOC and EPPC, the “New Guarantors”), Mariner Energy, Inc. (together with its successors and assigns, the “Company”) and Wells Fargo Bank, N.A. as Trustee under the Indenture referred to below.
W I T N E S S E T H:
     WHEREAS, the Company, certain of its Domestic Subsidiaries (the “Guarantors”) and the Trustee have heretofore executed and delivered an Indenture, dated as of April 24, 2006 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the initial issuance of an aggregate principal amount of $300.0 million of 7 1/2% Senior Notes due 2013 of the Company (the “Notes”);
     WHEREAS, Section 3.10 of the Indenture provides that the Company is required to cause Restricted Subsidiaries, to the extent set forth in the Indenture, to execute and deliver to the Trustee a Note Guarantee pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, interest and Special Interest, if any, on the Notes on a senior basis; and
     WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder,
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE I
Definitions
     SECTION 1.1 Defined Terms. As used in this Note Guarantee, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Agreement to be Bound, Note Guarantee
     SECTION 2.1 Agreement to be Bound. Each New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. Each New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.
     SECTION 2.2 Note Guarantee. Each New Guarantor hereby fully, unconditionally and irrevocably Guarantees, as primary obligor and not merely as surety, jointly and severally with each Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations pursuant to Article X of the Indenture on a senior basis.
ARTICLE III
Miscellaneous
     SECTION 3.1 Notices. All notices and other communications to the New Guarantors shall be given as provided in the Indenture to the applicable New Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.
c/o Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Attention: General Counsel
     SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
     SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
     SECTION 3.5 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every

Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.
     SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
     SECTION 3.7 Headings. The headings of the Articles and the sections in this Note Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

EDGE PETROLEUM EXPLORATION
COMPANY, as a Guarantor

By: Name:	/s/ Jesus G. Melandrez Jesus G. Melandrez
Title:	Senior Vice President, Chief
Commercial Officer, Acting Chief
Financial Officer and Treasurer

MILLER EXPLORATION COMPANY, as
a Guarantor

By: Name:	/s/ Jesus G. Melandrez Jesus G. Melandrez
Title:	Senior Vice President, Chief
Commercial Officer, Acting Chief
Financial Officer and Treasurer

EDGE PETROLEUM OPERATING
COMPANY, as a Guarantor

By: Name:	/s/ Jesus G. Melandrez Jesus G. Melandrez
Title:	Senior Vice President, Chief
Commercial Officer, Acting Chief
Financial Officer and Treasurer

EDGE PETROLEUM PRODUCTION
COMPANY, as a Guarantor

By: Name:	/s/ Jesus G. Melandrez Jesus G. Melandrez
Title:	Senior Vice President, Chief
Commercial Officer, Acting Chief
Financial Officer and Treasurer

MILLER OIL CORPORATION, as a
Guarantor

By: Name:	/s/ Jesus G. Melandrez Jesus G. Melandrez
Title:	Senior Vice President, Chief
Commercial Officer, Acting Chief
Financial Officer and Treasurer

WELLS FARGO BANK, N.A., as Trustee

By: Name:	/s/ Patrick T. Giordano Patrick T. Giordano
Title:	Vice President

MARINER ENERGY, INC.

By: Name:	/s/ Jesus G. Melandrez Jesus G. Melandrez
Title:	Senior Vice President, Chief
Commercial Officer, Acting Chief
Financial Officer and Treasurer